Exhibit 99.2

Kapalua Bay
Holdings, LLC and
Subsidiary

(A Delaware Limited Liability Company)

Consolidated Financial Statements as of
December 31, 2008 and 2007, and for the
Years Ended December 31, 2008, 2007,
and 2006, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Members of
Kapalua Bay Holdings, LLC:

We have audited the accompanying consolidated balance sheets of Kapalua Bay Holdings, LLC and subsidiary (a Delaware limited liability company) (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, members’ capital, and cash flows for the years ended December 31, 2008, 2007, and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kapalua Bay Holdings, LLC and subsidiary as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007, and 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of the Emerging Issues Task Force of the Financial Accounting Standards Board Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66 for Sales of Condominiums, on January 1, 2008.

As discussed in Note 12 to the consolidated financial statements, the Company recorded an impairment charge of $208.8 million in September 2009 to reflect an impairment in the carrying value of its real estate inventories held for sale and also amended its loan agreement with its lenders in December 2009.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

March 30, 2009

(December 28, 2009 as to Note 12)

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

	2008	2007
ASSETS

CASH AND CASH EQUIVALENTS	$500,518	$1,719,440

RESTRICTED CASH	8,687,745	8,861,321

CONTRACT RECEIVABLES — Net of deposits	156,846,187	75,259,974

OTHER ASSETS	1,193,579	544,688

PROPERTY — Net:
Buildings, other improvements, and equipment	4,081,373	2,995,463
Less accumulated depreciation and amortization	(1,347,889)	(310,510)

Property — net	2,733,484	2,684,953

PROJECT DEVELOPMENT COSTS	358,413,395	201,097,564

TOTAL	$528,374,908	$290,167,940

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES:
Accounts payable, accrued expenses, and other liabilities	$40,549,704	$36,680,761
Contract retainage payable	21,941,292	13,668,090
Insurance premium obligations	—	1,714,872
Construction loan and notes payable	279,317,788	85,000,000

Total liabilities	341,808,784	137,063,723

COMMITMENTS AND CONTINGENCIES (Note 10)

MEMBERS’ CAPITAL	186,566,124	153,104,217

TOTAL	$528,374,908	$290,167,940

See notes to consolidated financial statements.

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	2008	2007	2006

REVENUES:
Real estate	$115,507,171	$120,196,959	$—
Other income	6,711,132	1,032,467	61,578

Total revenues	122,218,303	121,229,426	61,578

COSTS AND EXPENSES:
Real estate cost of revenues	73,714,805	79,242,798	—
Sales and marketing	15,588,636	14,552,178	9,658,812
General and administrative	1,689,698	864,487	665,509

Total costs and expenses	90,993,139	94,659,463	10,324,321

INCOME (LOSS) FROM CONTINUING OPERATIONS	31,225,164	26,569,963	(10,262,743)

LOSS FROM DISCONTINUED OPERATIONS	—	—	(221,142)

NET INCOME (LOSS)	$31,225,164	$26,569,963	$(10,483,885)

See notes to consolidated financial statements.

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

			ER Kapalua
	MLP KB	MH Kapalua	Investors
	Partner, LLC	Venture, LLC	Fund, LLC	Total

BALANCE — January 1, 2006	$24,491,821	$16,277,881	$7,137,299	$47,907,001

Capital contributions:
Cash	11,734,763	7,823,177	3,451,401	23,009,341
In-kind	225,000	100,000	—	325,000

Total capital contributions	11,959,763	7,923,177	3,451,401	23,334,341

2006 net loss	(5,346,781)	(3,564,521)	(1,572,583)	(10,483,885)

BALANCE — December 31, 2006	31,104,803	20,636,537	9,016,117	60,757,457

Capital contributions:
Cash	33,217,997	22,688,800	9,770,000	65,676,797
In-kind	—	100,000	—	100,000

Total capital contributions	33,217,997	22,788,800	9,770,000	65,776,797

2007 net income	13,550,681	9,033,787	3,985,495	26,569,963

BALANCE — December 31, 2007	77,873,481	52,459,124	22,771,612	153,104,217

Cumulative impact of adoption of EITF Issue No. 06-8 (Note 2)	(6,389,131)	(4,259,421)	(1,879,157)	(12,527,709)

Capital contributions:
Cash	7,756,040	4,627,224	2,281,188	14,664,452
In-kind	—	100,000	—	100,000

Total capital contributions	7,756,040	4,727,224	2,281,188	14,764,452

2008 net income	15,924,833	10,616,556	4,683,775	31,225,164

BALANCE — December 31, 2008	$95,165,223	$63,543,483	$27,857,418	$186,566,124

See notes to consolidated financial statements.

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	2008	2007	2006

OPERATING ACTIVITIES:
Net income (loss)	$31,225,164	$26,569,963	$(10,483,885)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,037,379	310,510	548,944
Changes in operating assets and liabilities:
Accounts receivable — net	—	—	1,298,631
Other assets	(648,891)	(531,522)	454,061
Restricted cash	173,576	21,355,325	(25,266,646)
Project development costs	(125,520,274)	(67,456,187)	(53,365,251)
Customer deposits	—	—	(714,056)
Contract retainage payable	8,273,202	11,494,070	2,174,020
Accounts payable, accrued expenses, and other liabilities	3,850,051	8,950,966	20,853,225
Contract receivables (net of deposits)	(115,647,404)	(75,259,974)	—
Deferred revenue	—	(25,266,646)	25,266,646

Net cash used in operating activities	(197,257,197)	(99,833,495)	(39,234,311)

INVESTING ACTIVITIES:
Purchases of property	(246,491)	(2,995,463)	—
Funding of insurance collateral account	—	(3,712,500)	(618,750)

Net cash used in investing activities	(246,491)	(6,707,963)	(618,750)

FINANCING ACTIVITIES:
Proceeds from construction loan and notes payable	187,362,570	43,410,921	47,016,104
Payments on construction loan and notes payable	(4,027,384)	—	(34,920,124)
Members’ capital contributions	14,664,452	65,676,797	23,009,341
Proceeds from insurance premium obligations	—	2,719,036	4,682,094
Payments on insurance premium obligations	(1,714,872)	(4,135,264)	—

Net cash provided by financing activities	196,284,766	107,671,490	39,787,415

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,218,922)	1,130,032	(65,646)

CASH AND CASH EQUIVALENTS:
Beginning of year	1,719,440	589,408	655,054

End of year	$500,518	$1,719,440	$589,408

(Continued)

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	2008	2007	2006

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION —
Cash paid for interest capitalized	$—	$5,563,394	$3,249,199

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capitalized interest added into construction loan and notes payable	$10,982,602	$—	$—

Members’ capital contributions for services	$100,000	$100,000	$325,000

Payments on insurance premium obligations by an affiliate	$—	$844,478	$706,516

Reclassification of land to project development costs	$—	$24,590,000	$—

Payments to fund collateral account paid by an affiliate	$—	$—	$618,750

See notes to consolidated financial statements.	(Concluded)

KAPALUA BAY HOLDINGS, LLC AND SUBSIDIARY

(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008 AND 2007, AND FOR THE YEARS ENDED
DECEMBER 31, 2008, 2007, AND 2006

1.       ORGANIZATION AND PURCHASE TRANSACTION

Kapalua Bay Holdings, LLC (“Bay Holdings”) was formed on August 31, 2004, as a Delaware limited liability company whose members are MLP KB Partner, LLC, an affiliate of Maui Land & Pineapple Company, Inc. (MLP); MH Kapalua Venture, LLC, an affiliate of Marriott International (“Marriott”); and ER Kapalua Investors Fund, LLC, an affiliate of Exclusive Resorts (“Exclusive Resorts”). Bay Holdings formed a wholly owned limited liability company, Kapalua Bay LLC (“Kapalua Bay”).

On August 31, 2004, Kapalua Bay completed the purchase of the leasehold interest in the land (“ground lease”) and hotel improvements of the Kapalua Bay Hotel (KBH) from YCP Kapalua L.P. and YCP Kapalua Operator Inc. (collectively, YCP) for $48.3 million. The KBH was located in Lahaina, Maui, and had 196 oceanfront rooms. MLP was the lessor under the ground lease with YCP. Bay Holdings operated the hotel and adjacent retail shops (“Shops”) for approximately 19 months and were closed for business in April 2006 (see Note 11). During this 19-month period, Bay Holdings prepared the development plans, obtained the required governmental approvals, and prepared marketing and sales plans. During 2006, the hotel and shops were demolished, and, in April 2006, Bay Holdings began to redevelop the site and started to construct 146 whole and fractional ownership residential units for sale to the public (the “Project”).

The purchase price of $48,300,000 was allocated as follows: $2,635,000 to the hotel improvements (including furniture and equipment) and $45,665,000 to development rights (project development costs on the balance sheet). The fair value of the hotel improvements (and the Shops’ improvements discussed below) considered Bay Holdings’ plan to demolish the improvements within two years. The fair value was based on the present value of the hotel’s net operating income (cash flows). The development rights represent the costs to secure the Project site and enable Bay Holdings’ development of the luxury residential units. The fair values of the hotel improvements and development rights were based on an independent appraisal.

In connection with the formation of Bay Holdings and Kapalua Bay, MLP contributed $500,000 of cash to Bay Holdings and contributed to Kapalua Bay (1) its lessor’s interest under the ground lease, (2) its fee interest in the 21-acre land parcel underlying the KBH (ground lease concurrently canceled), and (3) its rights and interests as landlord of the Shops, including the retail leases. The Shops is a retail complex located adjacent to the KBH, and has approximately 22,000 square feet of gross leasable area. In 2006, the Shops’ improvements were demolished, and Bay Holdings began construction of an ocean-side spa and beach club on the site. MLP will purchase the spa and beach club at Bay Holdings’ actual construction costs. The members (owners) valued these nonmonetary contributions at $25 million through arms-length negotiations, of which $24.59 million was allocated to the land and $410,000 was allocated to the Shops based on an independent appraisal. In exchange for its $25.5 million contribution to Bay Holdings and Kapalua Bay, MLP received 51% of the outstanding membership interests of Bay Holdings. Marriott contributed $17 million of cash to Bay Holdings for 34% of the outstanding membership interests in Bay Holdings, and Exclusive Resorts contributed $7.5 million of cash to Bay Holdings for 15% of the outstanding membership interests in Bay Holdings.

In connection with the transaction, Kapalua Bay secured a $45 million credit agreement with two lenders. The credit agreement had an initial term of two years and was secured by a mortgage on the hotel and other improvements. Kapalua Bay drew down $26 million under the credit agreement and, with the cash contributions made by the members, concluded the purchase of the hotel and other improvements. In July 2006, Bay Holdings entered into a construction loan agreement with Lehman Brothers Holdings Inc. (“Lehman”). Upon closing of the loan, the lender disbursed an initial advance of $40.1 million, which was used to repay the original credit agreement. In September 2008, Lehman filed for bankruptcy and ceased funding under the construction loan agreement. In order to provide the continuing construction financing as required under the construction loan agreement, the Syndicate Lenders and Swedbank continued to provide funding (see Note 6). In addition, two of Bay Holdings’ members, MLP and Marriott, agreed to advance funds to Bay Holdings at an interest rate of 16%. In February 2009, Bay Holdings, Lehman, the Syndicate Lenders, Swedbank, and Marriott entered into an Amended and Restated Construction Loan Agreement (“Amended Loan Agreement”). Under the terms of the Amended Loan Agreement, the maximum amount that Bay Holdings may borrow, including amounts previously funded under the original Construction Loan Agreement is $354.5 million (see Note 6).

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — Bay Holdings’ policy is to prepare its financial statements using the accrual basis of accounting.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Bay Holdings and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Statement of Cash Flows — Expenditures relating to the development and construction of whole and fractional ownership residential units for sale to the public are reflected as “operating activities.”

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Future actual amounts could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents include cash and liquid investments with an original maturity of three months or less from the date acquired. The majority of cash and cash equivalents are held at major commercial banks.

Restricted Cash — Restricted cash principally includes customer sales deposits and cash held at an intermediary that serves as collateral for a Bay Holdings’ insurance policy.

Contract Receivables — Contract receivables represent amounts recognized as revenues to date less deposits received, which is due and collectible upon closing of the whole and fractional units.

Concentration of Credit Risk — The financial instruments that potentially expose Bay Holdings to concentrations of credit risk consist primarily of cash deposits. Bay Holdings maintains portions of its cash in bank deposit accounts which, at times, may exceed federally insured limits. Management believes that Bay Holdings is not exposed to any significant credit risk related to cash.

Property — The contributed land and Shops’ improvements, and the acquired hotel improvements, were stated at their fair values (acquisition costs) at the date of acquisition (see Note 1). Subsequent additions of property and equipment, consisting primarily of a sales office, are recorded at acquisition costs. Major renewals and betterments are capitalized, while expenditures for maintenance and repairs are charged to operations. Depreciation is computed using the straight-line method over the sales office’s estimated useful life of approximately three years.

Long-Lived Assets — Long-lived assets held and used by Bay Holdings include the sales office building, improvements, and equipment, and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the asset’s net book value exceeds its fair value.

Project Development Costs — Project development costs relate to the planned Project. Costs include the acquisition of the development rights for the Project site, planning and design costs, interest and real property taxes, and development and construction costs incurred to develop the Project.

Project development costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the assets’ net book values exceed their fair value. Bay Holdings has evaluated its project development costs for impairment; however, no impairment charges were recorded as a result of this process. These asset impairment loss analyses require management to make assumptions and apply considerable judgments to, among others, estimates of the timing and amount of future cash flows, expected useful lives of the assets, uncertainty about future events, including changes in economic conditions, changes in operating performance, changes in the use of the assets, and ongoing cost of maintenance and improvements of the assets, and thus, the accounting estimates may change from period to period. If management uses different assumptions or if different conditions occur in future periods, Bay Holdings’ financial condition or its future operating results could be materially impacted.

Deferred Financing Costs — Loan fees and other costs are being capitalized as part of project development costs.

Revenue Recognition — Sales of units (less estimated cancellations) are recognized as real estate revenues in the period in which sufficient cash has been received, collection of the balance is reasonably assured, construction is beyond a preliminary stage and aggregated sales proceeds and costs can be reasonably estimated, and when sufficient units have been sold to assure that the entire property will not revert to rental property. Beginning in 2007, the Project had progressed beyond the preliminary stage and Bay Holdings met the criteria to begin recognizing sales using the percentage-of-completion method.

Real estate revenues are reduced by estimated contract cancellations which represent Bay Holdings’ best estimate of future defaults on sales contracts that have been entered into. Deposits received on canceled contracts are recognized as other income in the consolidated statements of operations.

Interest Capitalization — Interest costs are capitalized during the development period of the Project.

Sales and Marketing — Sales and marketing activities are expensed as incurred. Costs incurred to sell the units are capitalized if they are expected to be recovered from the sale of the units and are incurred for tangible assets that are used directly throughout the selling period to aid in the sale of the Project. Other costs incurred to sell the units are also capitalized if they are directly associated with, and their recovery is reasonably expected from, sales that will be accounted for using the percentage-of-completion method.

Income Taxes — Bay Holdings is not subject to federal and state income taxes. The distributive shares of income or loss and other tax attributes from Bay Holdings are reportable by the individual members in their separate tax returns; accordingly, Bay Holdings’ financial statements do not include a provision for income taxes.

The Company files federal and state income tax returns in jurisdictions with varying statutes of limitations. The 2005 through 2008 tax years remain subject to examination by federal and state authorities.

Recently Issued Accounting Pronouncements — As of January 1, 2008, the Bay Holdings adopted the provisions of the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) Issue No. 06-8, Applicability of the Assessment of a Buyer’s Continuing Investment under FASB Statement No. 66 for Sales of Condominiums. EITF Issue No. 06-8 requires condominium sales to meet the continuing investment criterion in FASB Statement No.66, Accounting for Sales of Real Estate, in order for profit to be recognized under the percentage-of-completion method. For sales through 2007 that do not meet the continuing investment criteria in FASB Statement No. 66, EITF Issue No. 06-8 requires that such transactions be accounted for using the deposit method with profits being deferred until the sales qualify for percentage-of-completion, or full accrual accounting in later periods. The cumulative effect for the Bay Holdings of applying EITF Issue No. 06-8 was $12,527,709 and is reported as a reduction to members’ capital, a reduction to contract receivables of $34,061,191, and an increase to project development costs of $21,533,482 as of January 1, 2008. As of December 31, 2008, these sales qualified for percentage-of-completion and are no longer deferred.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FASB Statement No. 157 does not require any new fair value measurements, but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FASB Statement No. 157 is effective for Bay Holdings’ financial assets and liabilities on January 1, 2008, and its nonfinancial assets and liabilities on January 1, 2009. FASB Statement No. 157 is not expected to significantly impact the manner in which Bay Holdings determines the fair value of its assets and liabilities, but may require certain additional disclosures.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. FASB Statement No. 159 permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. Bay Holdings did not elect the fair value option for any of its existing eligible financial instruments upon adoption of FASB Statement No. 159, and has not determined whether it will elect this option for any new financial instruments acquired in the future.

In July 2006, the FASB released FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109. FIN No. 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing Bay

Holdings’ tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Bay Holdings adopted FIN 48 effective January 1, 2007, and it was applied to all open tax years as of the effective date. The adoption of FIN 48 resulted in additional disclosures, but had no impact on Bay Holdings’ consolidated financial statements.

Reclassification — Certain liabilities related to payable to affiliates included in the consolidated balance sheet as of December 31, 2007, were reclassified to accounts payable, accrued expenses, and other liabilities to conform to the presentation in the consolidated balance sheet as of December 31, 2008.

3.       ALLOCATION OF NET INCOME (LOSS) AND CASH DISTRIBUTIONS

Net losses are allocated to the members based on their membership interests: MLP — 51%, Marriott — 34%, and Exclusive Resorts — 15%. Net income (loss) is allocated based on the estimated distributions of “Net Cash Flow” (as defined in the agreement) to the members. The cash distributions are based on each member’s “Priority Contribution Account” (PCA), as defined in the agreement, and MLP’s “Subordinated Contribution Account” (SCA), as defined in the agreement. Under the agreement, only 50% of MLP’s $25 million nonmonetary capital contribution was considered PCA. The initial PCA and SCA balances are as follows:

	PCA	SCA

MLP	$13,000,000	$12,500,000
Marriott	17,000,000	—
Exclusive Resorts	7,500,000	—

	$37,500,000	$12,500,000

The distributions of net cash flow to the members shall be made in the following priorities:

•                  A specified percentage return on PCA balances

•                  Reduce PCA balances to zero

•                  A specified percentage return on SCA balances

•                  Reduce SCA balance to zero

•                  Pro rata in proportion to membership interests

4.       MANAGEMENT AGREEMENTS

Bay Holdings has a Development Management Agreement with Marriott (the “Development Manager”) over the term of the Project. Under the agreement, the Development Manager is conducting activities to support the planning, designing, construction, furnishing, and equipping of the Project until its completion. As part of the Development Management Agreement, the Development Manager makes payments directly to vendors and charges amounts back to Bay Holdings on a monthly basis. Accordingly, amounts due to the Development Manager related to this agreement are included in accounts payable, accrued expenses, and other liabilities in the consolidated balance sheets and amounted to $3,061,000 and $24,868,000 at December 31, 2008 and 2007, respectively. Bay Holdings pays to the Development Manager a fee in the amount of $2,700,000 in equal installments of $54,000 per month. The development management fee was $648,000 in 2008, 2007, and 2006. Upon successful completion of the Project, the Development Manager is entitled to a one-time incentive fee of $300,000 and a performance fee equal to 15% of the cost savings of the Project, as defined in the agreement.

MLP is the managing member of Bay Holdings and is responsible for managing its business affairs. Under the Limited Liability Company (LLC) agreement, “ordinary major decisions” (as defined in the agreement) require the approval of at least 75% of the membership interests, and “extraordinary major decisions” (as defined in the agreement) require the approval of 100% of the membership interests. The LLC agreement also contains provisions to deal with “deadlock” situations.

Kapalua Bay (“Owner”) had a Hotel Management Agreement with KB Hotel Operator Inc. (“Operator”), an affiliate of Marriott. The initial term of the agreement was three years, and Operator was responsible for the operation and management of the hotel. Hotel personnel were employees of Operator, and Owner was responsible for all hotel costs and expenses. Operator received a base management fee equal to 3% of gross revenues (as defined in the agreement), and an incentive management fee based on operating profit (as defined in the agreement). The base management fee for 2006 was $217,000, and there was an incentive management fee of $31,000 in 2006. Operator also billed Owner $25,000 in 2006 for chain services (e.g., reservations and advertising) and other services. Owner was also required to establish a cash reserve fund equal to 1% of gross revenues for the replacement of furniture, fixtures, and equipment. In 2006, Owner exercised its right to terminate the agreement in conjunction with the closure of the hotel to commence construction of the Project.

Kapalua Land Company, Ltd. (KLC), a subsidiary of MLP, had an agreement to manage the Shops for an initial term of four years. Owner reimbursed KLC $26,000 in 2006 for KLC’s cost incurred to manage the Shops. In 2006, Owner exercised its right to terminate the agreement in conjunction with the closure of the Shops to commence construction of the Project.

5.       OTHER AGREEMENTS WITH MEMBERS

In 2006, Bay Holdings entered into an agreement to sell a portion of the whole ownership residential units to Exclusive Resorts. The agreement was amended in February 2009 to reduce the number of units sold to Exclusive Resorts and the total contract price to $57,973,000. Exclusive Resorts provided deposits of $20,844,000 to Bay Holdings under the original agreement. These deposits will be applied to the purchase of the new units and the balance is due in cash upon closing in 2009.

In 2006, Bay Holdings entered into agreements with MLP and Marriott for the marketing and sale of whole and fractional ownership residential units in the Project (excluding units to be sold to Exclusive Resorts). MLP and Marriott receive commission fees and additional fees based on percentages of the gross sales price of each whole ownership residential unit sold through MLP and Marriott’s marketing and sales efforts. Bay Holdings paid $173,000, $98,000, and $341,000 to MLP in 2008, 2007, and 2006, respectively, and $356,000, $1,663,000, and $1,679,000 to Marriott in 2008, 2007, and 2006, respectively, under the whole ownership marketing and sales agreements. In 2008 and 2007, Bay Holdings incurred marketing and sales fees of $3,392,000 and $2,318,000, respectively, under the fractional ownership residential unit marketing and sales agreement with Marriott. Because the fees will not be paid until the units close in 2009, such amounts due to affiliates are included in accounts payable, accrued expenses, and other liabilities in the consolidated balance sheets and amounted to $7,613,000 and $6,109,000 at December 31, 2008 and 2007, respectively.

In 2006, Bay Holdings entered into agreements with MLP to sell the spa, beach club improvements, and the sundry store to MLP upon completion of construction at Bay Holdings’ actual construction cost.

Bay Holdings had an agreement with MLP for entitlement services relating to the receipt of governmental permits and authorizations required for the Project. In 2006, Bay Holdings received entitlement services from MLP with an agreed-upon value of $225,000, which was recorded as project development costs and a corresponding credit (in lieu of cash payment) to the members’ capital account of MLP KB Partner, LLC.

Bay Holdings has a technical services agreement with Marriott for design and construction services relating to the whole and fractional ownership residential units and ancillary improvements. In 2008, 2007, and 2006, Bay Holdings received services from Marriott with an agreed-upon value of $100,000 each year, which was recorded as project development costs and a corresponding credit (in lieu of cash payment) to the members’ capital account of MH Kapalua Venture, LLC.

6.       FINANCING ARRANGEMENTS

Construction loan and notes payable at December 31, 2008 and 2007, consisted for the following (interest rates represent the rates at December 31):

	2008	2007

Construction loan payable — 3.6%—12.85% and 6.925%—16.175%	$229,162,889	$85,000,000
MLP member note payable — 16%	3,749,226	—
Marriott member note payable — 16%	2,499,484	—
Marriott bridge loan payable — 16%	43,906,189	—

Total	$279,317,788	$85,000,000

Bay Holdings had a $45 million bank credit agreement, which was secured by a mortgage on the hotel and other improvements. The maximum loan commitment was adjusted to $42.3 million during 2005, and the outstanding loan balance was $29.5 million at December 31, 2005.

Bay Holdings refinanced the loan agreement in July 2006 with Lehman, a third-party lender, prior to the end of the term of the loan. The construction loan agreement (the “Construction Loan Agreement”) was for the lesser of $370 million or 61.6% of the total projected cost of the Project (the “Loan”). Upon closing of the Loan, the lender disbursed an initial advance of $40.1 million to Bay Holdings. In January 2007, Lehman and Bay Holdings entered into a Note Splitter and Reaffirmation Agreement wherein the original construction loan agreement was split into six separate promissory notes: (1) Note A-1 for $30 million, (2) Note A-2 for $25 million, (3) Note A-3 for $25 million, (4) Note A-4 for $15 million, (5) Note A-5 for $255 million, and (6) Note B for $20 million. Notes A-1, A-2, and A-3 were assigned to three different banks (the “Syndicate Lenders”), Notes A-4 and A-5 were retained by Lehman, and Note B was assigned to a different bank (“Swedbank”) as part of a repurchase agreement. During 2007, Bay Holdings borrowed an additional $43.4 million for a total advance of $85 million outstanding as of December 31, 2007. Interest was accruing on the Loan at a floating rate equal to the one-month LIBOR, plus 2.2%. All principal and interest due on the Loan was due and payable in full on August 1, 2009.

In September 2008, Lehman filed for bankruptcy and ceased funding under the construction loan agreement (at which point Swedbank retained all rights and obligatons under Note B). In order to provide the continuing construction financing as required under the construction loan agreement, the Syndicate Lenders and Swedbank continued to provide funding. In addition, two of Bay Holdings members, MLP and Marriott, agreed to advance funds to Bay Holdings at an interest rate of 16% under notes payable and a bridge loan payable.

On February 11, 2009, Bay Holdings, Lehman, the Syndicate Lenders, Swedbank, and Marriott entered into an Amended and Restated Construction Loan Agreement. Under the terms of the Amended Loan Agreement, the maximum amount that Bay Holdings may borrow, including amounts previously funded under the original construction loan agreement is $354.5 million.

Under the terms of the Amended Loan Agreement, the original loan was modified by creating the following tranches of notes: (1) a new facility A in the amount of $120.1 million consisting of $35 million to be funded by Lehman, $20.1 million to be funded by the Syndicate Lenders pursuant to existing obligations under the original Construction Loan Agreement, $55 million to be funded by the Syndicate Lenders pursuant to new obligations, and $10 million to be funded by Marriott; (2) a new facility B-1 in the amount of $28 million consisting of $16.2 million of advances from the Syndicate Lenders following Lehman’s bankruptcy filing, $10 million of loans previously advanced by Bay Holdings’ members following Lehman’s bankruptcy filing, and $1.8 million of interest advances by Lehman following Lehman’s bankruptcy filing; (3) a new facility B-2 in the amount of $4.1 million consisting of advances made by Swedbank under Note B following Lehman’s bankruptcy filing; (4) a new facility C-1 in the amount of $191.4 million consisting of the amounts outstanding under Notes A-1 through A-5 prior to Lehman’s bankruptcy filing; and (5) a new facility C-2 in the amount of $10.9 million consisting of the balance of Note B prior to Lehman’s bankruptcy filing.

Interest accrues on the note facilities as follows: (1) facility A at a floating rate equal to the one-month LIBOR, plus 5%; (2) facilities B-1, B-2, and C-1 at a floating rate equal to the one-month LIBOR, plus 1.7%; and (3) facility C-2 at a floating rate equal to the one-month LIBOR, plus 10.95%.

The maturity dates of the facilities are as follows: (1) facility A — February 11, 2010, and (2) facilities B-1, B-2, C-1, and C-2 — August 11, 2011. Bay Holdings may prepay the loans upon payment of certain costs and fees, as set forth in the Amended Loan Agreement.

The Amended Loan Agreement is collateralized by the Project’s assets, including the fee simple interest in the land owned by Bay Holdings, the adjacent spa parcel owned by MLP, and all of the sales contracts.

MLP, Marriott, and ER Kapalua Investors Fund, LLC have guaranteed to the lender completion of the Project and each member’s pro-rata share of costs and losses incurred by the lender as a result of the occurrence of specified triggering events during the term of the Construction Loan Agreement. The members’ guarantee to the lender does not include payment in full of the Loan.

Interest costs incurred during 2008, 2007, and 2006 were $10,983,000, $5,563,000, and $2,763,000, respectively, and were capitalized as project development costs. The Construction Loan Agreement contains covenants that, among other matters, restrict (or require prior approval by the lenders of) additional borrowings, guarantees, liens, transfers, changes in the provisions of existing agreements, and leases.

In 2006, Bay Holdings entered into an agreement to finance premiums for its owner-controlled insurance policy. In 2007 and 2006, premiums of $2,719,000 and $4,682,000, respectively, included in project development costs were financed through a third-party lender and recorded as insurance premium obligations. Future minimum payments under the agreements were paid through 2008 and accrued interest at 6.363%.

7.       LEASES

Lessor — Bay Holdings leased space to retail tenants in the hotel and Shops, and also had a lease agreement with a concessionaire at the hotel. These operating leases provided for minimum rents and percentage rents based on revenues. For 2006, minimum rents were $244,000, and percentage rents were $268,000. Rental income received from MLP totaled $112,000 in 2006. The hotel and Shops were demolished in 2006 in conjunction with the construction of the Project. In January 2006, Bay Holdings terminated an existing lease with a tenant in the hotel, which required termination payments to the tenant of approximately $87,000 in 2006. At December 31, 2008 and 2007, there were no outstanding operating lease agreements.

Lessee — Bay Holdings leased equipment under operating lease agreements. Rent expense for 2006 was $52,000 and, at December 31, 2008 and 2007, there were no outstanding operating lease agreements.

8.       EMPLOYEE BENEFIT PLANS

Hotel employees were participants of a multiemployer defined benefit pension plan. The expense for 2006 relating to contributions to this plan was $16,000. There were no contributions made in 2008 and 2007.

Certain Bay Holdings’ employees are participants of a Marriott defined contribution plan. Matching employer contributions to the plan totaled $9,000 in 2006. There were no contributions made in 2008 and 2007.

9.       DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The construction loan payable has adjustable interest rates based on LIBOR or base rates and, accordingly, the carrying value approximates fair value at December 31, 2008 and 2007. The carrying value of Bay Holdings’ member notes payable and bridge loan payable approximates fair value at December 31, 2008.

10.     COMMITMENTS AND CONTINGENCIES

Bay Holdings had commitments under signed sales contracts totaling approximately $314 million at December 31, 2008, which primarily relate to sales of the residential units.

In December 2006, construction was temporarily halted in two areas of the Project due to the discovery of ancient human remains. The authorities were notified and Bay Holdings worked with those agencies to determine the extent of the burials and the proper course of action. Construction continued on the unaffected areas, but was delayed in the affected areas. In 2007, Bay Holdings completed the excavation and reburial of the remains and continued with the Project as planned.

11.     DISCONTINUED OPERATIONS

KBH was closed in April 2006 (see Note 1) and the results of operations of KBH have been presented as discontinued operations in the consolidated statements of operations. The results of the discontinued operations were as follows:

Operating revenues	$6,803,014
Operating expenses	(7,024,156)

Loss from discontinued operations	$(221,142)

12.     SUBSEQUENT EVENTS

In September 2009, Bay Holdings recorded an impairment loss totaling $208.8 million to reflect an impairment of the real estate inventories held for sale, as their carrying values exceeded their fair values less costs to sell.  The impairment loss reflects higher default rates on actual whole and fractional unit closings than was anticipated once construction was completed in June 2009, and also reflects a change in forecasted sales revenue on the unsold whole and fractional units that substantially reduces expected margins for those remaining units.  The impairment loss resulted in a deficiency in members’ capital of $38.9 million at September 30, 2009.

At September 30, 2009, Bay Holdings had $286.1 million of borrowings outstanding under its Amended Loan Agreement, of which approximately $45.7 million was scheduled to mature on February 11, 2010.  The remaining amounts will be due on August 11, 2011.  Failure to repay amounts when due could result in all outstanding borrowings under the Amended Loan Agreement becoming immediately due and payable.  During 2009, Bay Holdings’ ability to make the February 11, 2010 debt payment as scheduled was uncertain due to economic factors that negatively impacted expected cash flow from closings prior to the scheduled payment.

In response to these circumstances, in December 2009, Bay Holdings amended its Amended Loan Agreement to extend the maturity date of the principal payment of $45.7 million that was previously due in February 2010 to December 2010.  As a result of the extension, Bay Holdings believes it will be able to continue to meet its obligations as they become due.

* * * * * *